United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2015

Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (501) 339-2929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Home BancShares, Inc. ("Home" or the "Registrant") hereby furnishes its October 1, 2015 press release announcing the completion of its acquisition of Florida Business BancGroup, Inc. ("FBBI") and its bank subsidiary, Bay Cities Bank ("BC Bank"). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

On October 1, 2015, Home, parent company of Centennial Bank ("Centennial"), completed its acquisition of FBBI, parent company of BC Bank, pursuant to a previously announced definitive agreement and plan of merger whereby FBBI merged with and into Home and, immediately thereafter, BC Bank merged with and into Centennial. Under the terms of the Agreement and Plan of Merger dated June 17, 2015 by and among Home, Centennial, FBBI, and BC Bank (the "Merger Agreement"), Home will issue approximately 2,080,000 shares of its common stock valued at approximately $84.2 million as of October 1, 2015, plus approximately $20.3 million in cash in exchange for all outstanding shares of FBBI common stock. A portion of the cash consideration, $2.0 million, has been placed into escrow, and FBBI shareholders will have a contingent right to receive their pro rata portions of such amount. The amount, if any, of such escrowed funds to be released to FBBI shareholders will depend upon the amount of losses that Home incurs in the two years following the completion of the merger related to two class action lawsuits that are pending against BC Bank.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1 Agreement and Plan of Merger by and among Home BancShares, Inc., Centennial Bank, Florida Business BancGroup, Inc., and Bay Cities Bank dated June 17, 2015 (incorporated by reference to Exhibit 2.1 to Home BancShares, Inc.'s Current Report on Form 8-K/A, filed on June 22, 2015).

99.1 Press Release: Home BancShares, Inc. Announces Completion of the Acquisition of Florida Business BancGroup, Inc.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)
October 1, 2015 (Date)	/s/ BRIAN DAVIS Brian Davis Chief Financial Officer